EXHIBIT 99.3

February 7, 2005

Michael Wingert
Longmont, Colorado

Dear Mr. Wingert,

The first paragraph of your employment offer letter dated November 17, 2004 is deleted in its entirety and restated as follows:

On behalf of the Maxtor Corporation Board of Directors, I am pleased to offer you the regular, full-time position of President and Chief Operating Officer of Maxtor Corporation, reporting to the Chief Executive Officer of Maxtor. Your monthly salary will be $50,000.00. Effective with the pay period beginning February 6, 2005 your monthly salary will be $45,000.00. Your monthly salary will increase to $50,000.00 in the first pay period after the fiscal quarter in which Maxtor reports a positive GAAP net income. The reduced salary amount will not be subject to deferred payment or catch-up. You will begin your participation in Maxtor’s incentive plan with the incentive for 2005 at a participation level of $600,000 or 100% of your then base salary if greater, subject to the terms and conditions of the incentive plan. The terms and conditions of the incentive plan are subject to approval by the Compensation Committee of the Board of Directors and such details, once approved, will be communicated generally in Q1. However, your 2005 incentive bonus will be guaranteed at $600,000.00 and will be paid to you in Q1 2006.

Sincerely

/s/ John Viera
Senior Vice President Human Resources

Accepted

/s/ Michael Wingert
Date: February 7, 2005

I hereby accept the foregoing amendment. I understand that my employment is at-will, that I am free to resign, and that Maxtor is free to terminate my employment, at any time, for any reason or for no reason. I acknowledge that no promises whatsoever have been made to me concerning any term, condition or aspect of my employment with Maxtor, except as specifically set forth in this amended letter or the Executive Retention and Severance Plan.

Maxtor Corporation • 2452 Clover Basin Drive • Longmont, Colorado • 80503